Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

ClearPoint Neuro, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	405,000(2)	$3.11(3)	$1,259,550(3)	$0.0001381	$173.94

Total Offering Amounts							$173.94
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$173.94

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, $0.01 par value per share (the “Common Stock”), of ClearPoint Neuro, Inc. (the “Company”), which become issuable under (i) the Non-Qualified Stock Option Agreement, dated September 29, 2020, by and between the Company and Danilo D’Alessandro or (ii) the Non-Qualified Stock Option Agreement, dated November 7, 2017, by and between the Company and Joseph Michael Burnett, by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or other similar transactions.

(2)	Represents 405,000 shares of Common Stock to be issued upon the exercise of outstanding stock options.

(3)

The proposed maximum offering price per share and maximum aggregate offering price are based upon the weighted average exercise price of the outstanding options, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) under the Securities Act.

SMRH:4929-5059-0349.5	-1-
80VE-404774